EXHIBIT 99.1

COMPANY ANNOUNCEMENT: EASDAQ ANNOUNCES TURBODYNE DECISION

EASDAQ Announces Turbodyne Decision

On 1 March 1999, the EASDAQ Market Authority held a hearing to consider disciplinary action against Turbodyne Technologies, Inc. ("TRBD") for allegedly, amongst other things, issuing a number of press releases which contained false or misleading price sensitive information to the Market.

This hearing represented the conclusion of an investigation conducted by the EASDAQ Surveillance Department.

Following TRBD's provision of additional documentary evidence concerning the original press releases, as well as discussions conducted with the company's representatives, the Market Authority has concluded that the TRBD press releases were not intentionally misleading, but nevertheless gave an over-optimistic impression of the company's prospects.

In order to correct this position, the Market Authority directed the company:

o Immediately, to release complete and accurate information on certain contracts and agreements.

o To take steps to ensure that future press releases are timely, complete and accurate, and to make these steps known publicly. The Market Authority has concluded that investors' interests would best be served if the temporary halt on trading were to be removed on condition that TRBD agreed to the measures set out above.

TRBD has accepted the direction of the Market Authority and has issued the attached statement.

Based upon TRBD's agreement to take these steps, and its commitment to ensure that effective measures are taken to ensure the completeness and accuracy of all future communications with the public, the Market Authority has determined that trading in TRBD shares will resume at 09:30 CET on Monday, 8 March 1999.

TURBODYNE ANNOUNCEMENT

Woodlands Hills, Ca - March 3, 1999 - Turbodyne Technologies Inc. (Nasdaq: TRBD,
EASDAQ: TRBD) announces that it met with EASDAQ on March 1, 1999 pursuant to its scheduled hearing. Following the completion of a full investigation, at the request of


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EASDAQ, the Company makes the following announcement regarding certain of its policies and business relationships.

The Board of Directors of Turbodyne has established certain committees composed of members of management and outside directors and attorneys located in the United States and Europe. The purposes of these committees are to review all press releases and other disclosures prior to public dissemination and to establish controls and procedures to maintain the confidentiality of material information within and outside of the Company. These commitees also shall serve to ensure full and prompt responses to requests for information from the EASDAQ Market Authority and other competent bodies within EASDAQ and full compliance with all continuing obligations of EASDAQ.

OEM Contract. On May 26, 1998, the Company announced that a major European vehicle and engine manufacturer has selected Turbodyne's Turbopac (TM) models 1500 and 2200 for incorporation as standard equipment on three classes of engines being manufactured for the 1999 model year. The manufacturer has been testing the Company's products since 1996 and selected the Company's products based on prototype testing units. Following selection of the Company's products, the manufacturer requested testing of actual production units as configured for mass production. Unlike the domestic passenger car industry, where a "model year" typically begins in September or October, the commercial vehicle industry's "model year" typically coincides with the calendar year. The Company has been informed by the manufacturer that its products will be incorporated as standard equipment on certain models of two main classes of engines and offered as an option to fleet operators and certain other customers on other types of engines. The Company also has been informed that the date the manufacturer will commence serial production of engines with Turbodyne as standard equipment has been extended with a production release date during the fourth quarter of 1999 and serially manufacturing in the first quarter of year 2000. To date, the Company has shipped a total of eight Turbopacs to the manufacturer pursuant to purchase orders which have been recorded as sales. Pursuant to the terms of the Company's confidential agreement, it is prohibited from disclosing the name of the manufacturer until vehicles and engines with Turbopacs reach the market place.

Detroit Diesel. As earlier announced, the Company executed an Exclusive Supply Agreement with Detroit Diesel Corporation pursuant to which Detroit Diesel agreed to market exclusively the Turbopac(TM) as part of an "emission update kit" to be certified for use in the United States Environmental Protection Agency's Urban Bus Retrofit/Rebuild Program. As part of the Exclusive Supply Agreement, Detroit Diesel supplied the Company with a forecast of quantity requirements equal to 1250 Turbopacs. In April, 1998, the United States EPA certified the kit. To date, the Company has sold 227 Turbopacs which were recorded as sales under this program.

Viessmann Werke. On January 16, 1996, the Company agreed to a Product Development and Supply Proposal with Viessmann Werke GmbH & Co. under which the Company agreed to


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develop several models of the Company's Turboflow(TM) industrial fan modules for incorporation into Viessmann's heating systems. The proposal contemplated that the parties would enter into a supply and delivery contract upon the completion of testing by Viesmann and subject to its approval of performance and specifications. In May 1997, the Company was informed that Viessmann had completed testing of the Company's products to its full satisfaction and the Company expected to enter into a supply and delivery contract with Viessmann. However, as announced earlier in the Company's registration statement on Form
F-1 filed with the Securities and Exchange Commission on December 29, 1997, based on changes in the management of Viessmann, the Company does not expect any sales or revenues from its relationship with Viessmann.

Shell Oil. On March 14, 1996, the Company announced that it had accepted a proposal from Shell Oil Products for testing of its Turbopac (TM) and Dynacharger(TM) Systems. The announcement also provided that the Company agreed to develop with Shell a proposal to joint venture the manufacturing and marketing of Turbodyne's products on a world wide basis and that any joint venture would be subject to negotiations. Due to logistical considerations, rather than testing the Company's products on Shell's delivery vehicles, the parties decided to test the products under the Company's then existing program with Southwest Research Institute, as well as under the Company's ongoing testing and evaluation programs with OEM customers. Southwest has tested the Company's products in connection with several programs, including testing of the emission upgrade kit which was certified by the United States EPA in April 1998. The Company is continuing its testing and evaluation programs with OEMs and other entities and the results of the tests have been and will continue to be supplied to Shell for its consideration. The Company cannot provide any assurance that a joint venture will be established with Shell or that any other business relashionship will be formed.

Trans Business Group. In June 1998, the Company announced that it had entered into a Letter of Intent with Trans Business Group of Moscow, Russia for the sale of 10,500 Turbopac(TM) models 1500, 2200 and 2500 for cars, buses and trucks with deliveries expected to begin during the third quarter of 1998. The release also announced that the Company received the official Export-Import Bank of the United States "Letter of Interest" for funding of the expected purchase order. In July 1998, the Company announced that it had received the formal purchase order from Trans Business. The purchase order is subject to the completion of financing arrangements necessary to fund the purchase of the Turbopacs. As the Company earlier announced in its filings with the Securities and Exchange Commission, the Company has been working with the Export-Import Bank to provide financing for this transaction but to date, due to the severe volatility in the Russian financial markets and continuing political instability, these financing arrangements have not been completed. While the Company and Trans Business continue to explore alternatives to complete the financing arrangements, the Company cannot provide any assurance that the financing arrangements will be completed in the near term, or at all. If these arrangements are not completed, the Company will not make sales under its agreement with Trans Business.


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Turbopac(TM) sales to date. To date, Turbodyne has sold 411 Turbopacs(TM) for aggregate revenue of $819,647. Of the Turbopacs(TM) sold to date, approximately 26 Turbopacs(TM) have been sold for testing purposes and 385 have been sold for incorporation into end user vehicles.

While the Company deeply regrets the halt in trading on the EASDAQ market and the resulting inconvenience to its stockholders, it believes that the complete investigation concluded by the EASDAQ Market Authorities, the implementation of controls and procedures by the Company, and the updating of information relating to its business relationships, will help to dispel any misconceptions regarding the Company, the Turbodyne Technology and the Company's business relationships in the marketplace and the public media.

Management wishes to express its gratitude to the stockholders, employees and consultants who have continued to support the Company during the investigations.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures and markets patented pollution-reduction, fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's Light Metals Division is a manufacturer of machined aluminium castings and a leading supplier to the automotive industry.

Offices and/or plants are located in Carpinteria, la Mirada, Encinitas and Woodland Hills, CA, New York, NY; Ensenada and Mexico City, Mexico; Vancouver, Canada; Northants, England; Paris, France; and Frankfurt, Germany.

Turbodyne's worldwideweb address is : www.turbodyne.com

CONTACT: Mark White, Investor Relations, 800 350 2031
Peter Kitzinski, General Manager Turbodyne Europe, 49 69 975 44 501 Peter Weichselbraun, Corporate Communications, 800 566 1130


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